LAWRENCE E. WILSON
 (713) 425-7464
lwilson@krcl.com

February 25, 2011

Board of Directors
ATSI Communications, Inc.
3201 Cherry Ridge, Suite C-300
San Antonio, Texas  78230

Re: Opinion and Consent No. KRCL 2011-02 relating to shares of ATSI Communications, Inc. common stock, $.001 par value per share

Ladies and Gentlemen:

We have acted as counsel to ATSI Communications, Inc., a Nevada corporation (the “Company”), in the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of (i) 5,006,000 additional shares of Common Stock, $.001 par value, of the Company (the “Common Stock”), issuable pursuant to awards to be granted under the Company’s Amended and Restated 2005 Stock Compensation Plan (the “Plan”) and (ii) 7,494,000 shares of Common Stock to be issued upon exercise of options previously granted under the Plan (the shares described in clauses (i) and (ii) above are referred to collectively as the “Registered Shares”).

We have examined the Registration Statement, the Plan, the minute books and other corporate records of the Company, and such other documents and records as we have deemed necessary to express the opinions set forth herein.  We have assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with authentic originals of all documents submitted to us as copies; (iv) the correctness and accuracy of all facts set forth in the documents referred to in this opinion letter and (v) the due authorization, execution and delivery of and the validity and binding effect of all documents.

Based solely upon the foregoing and subject to the qualifications, assumptions and other statements herein, it is our opinion that the Registered Shares, when issued pursuant to the Plan, will be validly issued, fully paid and nonassessable shares of the capital stock of the Company.

This opinion is based upon the Nevada Private Corporation Code (NRS §78.010, et seq.), the Constitution of the State of Nevada and the published judicial interpretations of each.  We express no opinion as to any matter except as set forth herein and the opinion expressed herein is as of the date of this letter.

ATSI Communications, Inc.
February 25, 2011

We hereby consent to the incorporation by reference in the Form S-8 of this opinion.  In giving this consent, we do not admit that we are “experts” or that our consent is required under the Securities Act or the rules and regulations adopted by the Commission.

Very truly yours,

KANE RUSSELL COLEMAN & LOGAN PC

/s/ Kane Russell Coleman & Logan PC